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Exhibit 10.9

LOAN AGREEMENT made on May 31, 2006

BETWEEN

Verigy Ltd. of No .1 Yishun Ave 7, Singapore (the Borrower); and

Agilent Technologies Singapore (Sales) Pte Ltd, a Singapore company (the Lender).

IT IS AGREED:

DEFINITIONS AND INTERPRETATION

Definitions

        1.1   In this Agreement, except where the context otherwise requires:

          Business Day means a day on which the Lender's bank is open for commercial transactions in U.S. Dollars;

          Facility means the facility made available by the Lender to the Borrower on the terms and conditions set out in this Agreement;

          Final Maturity Date means the earlier to occur of (A) the thirtieth day following the consummation of an initial public offering by the Borrower of its ordinary shares or other equity interests or (B) December 31, 2006;

          Interest Determination Date, with respect to each Interest Period, means the second London Business Day preceding such Interest Period;

          Interest Payment Date means the last day of an Interest Period;

          Interest Period means a period of one month commencing on the date hereof, or, with respect to any subsequent borrowings hereunder, commencing on the date thereof; provided that each Interest Period thereafter will commence upon the expiry of the previous Interest Period as adjusted pursuant to Clause 6.2; provided that any amount to be repaid under clause 5 will have a final Interest Period ending on the date of such repayment;

          LIBOR means the offered rate for deposits in U.S. Dollars outside the United States having an index maturity of one month, as reasonably determined by the Lender. Absent manifest error, the determination of the interest rate by the Lender shall be binding and conclusive on the Lender and the Borrower; and

          Principal Amount means the maximum principal amount of the Facility referred to in clause 2.

Construction

        1.2   References in this Agreement to "clauses" are references to clauses of this Agreement unless otherwise stated.

        1.3   Headings are for ease of reference only and shall not affect the interpretation of this Agreement.

PRINCIPAL AMOUNT

        2.     The maximum outstanding principal amount of the Facility shall be US$25,000,000.

ADVANCES

        3.     On the date hereof, the Lender shall advance to the Borrower the amount of US$25,000,000.

        3.1   Further drawdowns will be available as per the Borrower request(s) upon five (5) Business Days written notice from Borrower to Lender.

INTEREST

        4.1   Interest shall accrue daily on the basis of actual days elapsed during the relevant Interest Period (including the first day thereof, but excluding the last day thereof) and a 360 day year on all outstanding amounts of principal.

        4.2   The interest rate payable on outstanding amounts of principal for a particular Interest Period shall be a per annum rate equal to LIBOR as determined on the Interest Determination Date for such Interest Period plus 0.5 percent, and shall be payable by Borrower to Lender on the relevant Interest Payment Date.

REPAYMENT

        5.1   Subject to the provisions hereof, the Borrower may prepay all or any part of any outstanding amounts (whether of principal or interest) hereunder on any Interest Payment Date or on any other Business Day without penalty. Amounts repaid or prepaid shall be available for reborrowing during the facility term until the Final Maturity Date.

        5.2   The Borrower shall repay the whole of the Facility then outstanding (together with all accrued interest hereunder) on the Final Maturity Date, on which date the Lender's obligations to provide the Facility shall be cancelled.

PAYMENTS

        6.1   All payments due to be made by the Borrower hereunder shall be made on a Business Day and shall be reduced by the amount of any applicable withholding or other taxes. The Borrower shall (i) pay to the relevant taxation or other authorities, as appropriate, the full amount of any such deduction or withholding, and (ii) furnish to the Lender in a timely manner an official receipt from such authorities for all amounts deducted or withheld if such is available, or otherwise a certificate of deduction or equivalent evidence of the relevant deduction or withholding.

        6.2   Any sum due for payment hereunder on a day which is not a Business Day, and any Interest Period due to expire on a day that is not a Business Day, will be paid on or extend to the next succeeding Business Day or, if that succeeding Business Day falls in the following calendar month, on or to the preceding Business Day.

ILLEGALITY

        7.1   If any of the provisions of this Agreement becomes invalid or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

MISCELLANEOUS

        8.1   No failure to exercise and no delay in exercising, on the part of the Lender, any right, hereunder or under this Agreement or any other documents ancillary thereto shall operate as a waiver thereof, nor shall any single or partial exercise of any right, preclude any other or further exercise thereof, or the exercise of any other right. No waiver by the Lender shall be effective unless it is in writing.

        8.2   The parties' details shall be as notified to the other from time to time.

        8.3   The Lender shall have the right to assign any and all rights under this Agreement to Agilent Technologies, Inc. or any of its direct or indirect subsidiaries with prior notification to the Borrower. This Agreement shall inure to the benefit of and be binding upon, the successors and assigns of the parties hereto.

        8.4   The variation of any of the terms of this Agreement shall not be valid unless it is in writing and signed by representatives of each of the parties hereto. The expression variation shall include any supplement, deletion or replacement.

        8.5   The provisions of Sections 10.1, 10.2 and 10.3 of the Master Separation and Distribution Agreement, by and between Borrower and Agilent Technologies, Inc., the indirect parent company of Lender, are hereby incorporated into this Agreement.

        8.6   This Agreement may be executed in a number of counterparts, each of which will be enforceable against the parties actually executing such counterparts and all of which together shall constitute one instrument.

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This Agreement has been executed on the day and year first before written.

Verigy Ltd.
/s/ Keith L. Barnes Name: Keith L. Barnes Title: President and Chief Executive Officer
Agilent Technologies Singapore (Sales) Pte Ltd
/s/ Yang Eng Huat Name: Yang Eng Huat Title: Director

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  LOAN AGREEMENT made on May 31, 2006 BETWEEN Verigy Ltd. of No .1 Yishun Ave 7, Singapore (the Borrower ); and Agilent Technologies Singapore (Sales) Pte Ltd, a Singapore company (the Lender ).